                                                                    Exhibit 10.3


                               LICENSE AGREEMENT

          THIS LICENSE AGREEMENT (this "Agreement") is made and entered into effective as of December 7, 2000, by and between Myriad Genetics, Inc., a Delaware corporation, having its principal place of business at 320 Wakara Way, Salt Lake City, Utah 84108 ("Myriad"), and Encore Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 2285 East Ojai Avenue, Ojai, California 93023 ("Licensor").

                                   RECITALS

          WHEREAS, Licensor has developed the Licensed Compound for the treatment, prevention, and diagnosis of cancer and other diseases;

          WHEREAS, the inventors of the Licensed Compound assigned all of their right, title and interest in and to the Licensed Compound to Loma Linda University Medical Center ("LLUMC") and LLUMC thereby became the legal owner of the Licensed Compound;

          WHEREAS, Licensor entered into a license agreement (the "LLUMC License Agreement") with LLUMC dated as of December 21, 1998 pursuant to which LLUMC granted Licensor an exclusive license to the Licensed Compound;

          WHEREAS, Myriad has specialized experience in, among other things, the development and commercialization of healthcare products and services;

          WHEREAS, concurrently herewith, Myriad is entering into a stock purchase agreement (the "Stock Purchase Agreement"), a services agreement (the "Services Agreement") and an investor rights agreement (the "Investor Rights Agreement") with Licensor and certain Third Parties, all as of the date hereof (such agreements are collectively the "Related Agreements"); and

          WHEREAS, Licensor desires to grant a license to Myriad, and Myriad desires to obtain a license, to further develop and commercialize the Licensed Compound.

          NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                                  Definitions

          Unless otherwise specifically provided herein, the following terms shall have the following meanings:

     1.1 "Affiliate" with respect to a Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purposes of this Section 1.1 only, "control" shall refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or
(b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a Person.

     1.2 "Commercialization Date" shall mean the earlier of (a) December 31, 2006 or (b) the date of the First Commercial Sale in a Major Pharmaceutical Market.

     1.3 "Competing Product" shall mean any product that contains a label claim which provides an application or use which is comparable to that of the Licensed Product or which, if manufactured, used or sold in the United States would be an infringement of a Licensor Patents.

     1.4 "Competition" shall mean sales by a Third Party of a Competing Product in any country that (a) do not infringe the Myriad Know-How, the Myriad Patents, the Licensor Know-How, the Licensor Patents, the Joint Know-How, or the Joint Patents, or (b) infringe the Myriad Know-How, the Myriad Patents, the Licensor Know-How, the Licensor Patents, the Joint Know-How, or the Joint Patents but there exists, in the opinion of counsel reasonably acceptable to Licensor and Myriad, no effective intellectual property protection of such Know-How or Patents in such country.

     1.5 "Confidential Information" shall have the meaning set forth in Section 6.3.

     1.6 "Control" shall mean, with respect to any item of Information and Invention or any intellectual property right, possession of the ability, whether by ownership or license, to assign, grant a license or sublicense as provided for herein to such item or under such right without violating the terms of any agreement or other arrangement with any Third Party.

     1.7 "Effective Date" shall mean the effective date of this Agreement as set forth in the first paragraph hereof.

     1.8 "Europe" shall mean the European Union as it may be constituted from time to time.

     1.9 "Fair Market Value" shall mean the average closing price of Myriad common stock on the NASDAQ stock exchange for the twenty (20) consecutive business days immediately preceding the date on which such stock is transferred from Myriad to Licensor pursuant to Article IV hereof.

     1.10 "FDA" shall mean the United States Food and Drug Administration, and any successor agency thereto.

     1.11 "Field" shall mean the use of the Licensed Product to treat, prevent, or diagnose any disease, injury or condition in humans or animals.

     1.12 "First Commercial Sale" shall mean the first sale to a Third Party for use or consumption by the general public of the Licensed Product in a country after all Regulatory Approvals have been obtained in such country.

     1.13 "First Milestone Event" shall have the meaning set forth in Section
4.2 hereof.

     1.14 "Fiscal Quarter" shall mean each period of three consecutive calendar months ending on September 30, December 31, March 31 and June 30.

     1.15 "Fiscal Year" shall mean each successive period of twelve months commencing on July 1 and ending on June 30.

     1.16 "Fourth Milestone Event" shall have the meaning set forth in Section
4.2 hereof.

     1.17 "Improvement" shall mean any modification to the Licensed Compound or a Licensed Product including, without limitation, any enhancement in the Manufacture, ingredients, preparation, presentation, means of delivery, dosage or packaging of a product or any discovery or development of a new indication for a product. Chemical modifications of a Licensed Compound or a Licensed Product shall be considered to be within the definition of "Improvement" if such chemical modifications are covered by a claim within the Licensor Patents, either literally or under the doctrine of equivalents.

     1.18 "IND" shall mean an investigational new drug application filed with the FDA for approval to commence human clinical trials, and its equivalent in other countries or regulatory jurisdictions.

     1.19 "Information and Invention" shall mean any data results, information, inventions, know-how, formula, trade secrets, techniques, methods, procedures, development, material, or compositions of matter of any type or kind, whether or not patentable.

     1.20 "In-License Agreement" shall mean a license of technology relating to the Licensed Compound from a Third Party to Licensor.

     1.21 "Invoiced Sales" shall have the meaning set forth in Section 1.38.

     1.22 "Joint Know-How" shall mean all Information and Inventions of any kind that (a) are made jointly by employees or agents of Myriad or an Affiliate of Myriad and by employees or agents of Licensor or an Affiliate of Licensor at any time during the term of this Agreement and (b) are necessary or useful for the identification, development, synthesis, characterization, optimization, assaying, formulation, Manufacture, use, or sale of the Licensed Compound, the Licensed Product or any Improvement thereto, or the Manufacturing Processes, but excluding any Information and Inventions to the extent covered or claimed by the Joint Patents.

     1.23 "Joint Patent" shall mean all Patents (a) that name as inventors one or more employees or agents of Myriad or its Affiliates together with one or more employees or agents of Licensor or its Affiliates and (b) that claim or cover the Licensed Compound, the Licensed Product or any Improvement thereto, or the Manufacturing Processes.

     1.24 "Joint Steering Committee" shall have the meaning set forth in Section 2.2.

     1.25 "Licensed Compound" shall mean all compounds referenced in the Licensor Patents listed on Exhibit 1 as of the date hereof, in both acid and salt forms thereof, including without limitation, R-Flurbiprofen, which is also known according to Licensor's designation as "E-7869," and any Improvements to all such compounds.

     1.26 "Licensed Product" shall mean a product or products which contain(s) the Licensed Compound as an active ingredient.

     1.27 "Licensor Know-How" shall mean all Information and Inventions Controlled by Licensor or its Affiliates as of the Effective Date and at any time prior to the end of the term of this Agreement that are necessary or useful for the identification, development, synthesis, characterization, optimization, assaying, formulation, Manufacture, use, or sale of the Licensed Compound, the Licensed Product or any Improvement thereto, or any Manufacturing Process, but excluding any Information and Inventions to the extent covered or claimed by the Licensor Patents.

     1.28 "Licensor Patents" shall mean all Patents Controlled by Licensor or its Affiliates as of the Effective Date and at any time prior to the end of the term of this Agreement that claim or cover the Licensed Compound, the Licensed Product, any Manufacturing Process or any Improvement to any of the foregoing. All Licensor Patents existing as of the date hereof are listed on the attached
Exhibit 1.

     1.29 "Losses" shall have the meaning set forth in Section 8.1.

     1.30 "Major Pharmaceutical Market" shall mean the United States and Europe.

     1.31 "Manufacture" and "Manufacturing" shall mean, with respect to a product or compound, the manufacturing, processing, formulating, packaging, labeling, holding, and quality control testing of such compound or product.

     1.32 "Manufacturing Process" shall mean any process or step thereof (or any Improvement to such process or step) that is necessary or useful for Manufacturing the Licensed Compound, the Licensed Product, or any Improvements to the Licensed Product, including, without limitation, any device for the administration of the Licensed Compound, the Licensed Product or any Improvements to the Licensed Product.

     1.33 "Milestone Consideration" shall have the meaning set forth in Section 4.2.

     1.34 "Milestone Event"  shall have the meaning set forth in Section 4.2.

     1.35 "Myriad Know-How" shall mean all Information and Inventions Controlled by Myriad or an Affiliate of Myriad that (a) are developed or licensed by Myriad or an Affiliate of Myriad during the term of this Agreement and (b) are necessary or useful for the identification, development, synthesis, characterization, optimization, assaying, formulation, Manufacture, use, or sale of the Licensed Compound, the Licensed Product, or any Manufacturing Process, but excluding any Information and Inventions to the extent covered or claimed by the Myriad Patents.

     1.36 "Myriad Patents" shall mean all Patents Controlled by Myriad or an Affiliate of Myriad during the term of this Agreement that cover or claim the Licensed Compound, the Licensed Product or any Manufacturing Process.

     1.37 "NDA" shall mean a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R.ss.314.5 et seq., and any equivalent application filed with any Regulatory Authority.

     1.38 "Net Sales" shall mean, [















                                                                             ]

     1.39 "Patents" shall mean all patents and patent applications, including, without limitation, any divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, or the like of any such patents or patent application, as well as any certificates of invention or applications therefor.

     1.40 "PCT" shall mean the Patent Cooperation Treaty, opened for signature June 19, 1970, 28 U.S.T. 7645.

     1.41 "Person" shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including, without limitation, a government or political subdivision, department, or agency of a government.

     1.42 "Regulatory Approval" shall mean any and all approvals, including, without limitation, price and reimbursement approvals, licenses, registrations, or authorizations of any federal, national, state, provincial, or local regulatory agency, department, bureau, or other government entity, necessary for the development, Manufacture, use, storage, import, transport, and sale of the Licensed Compound, the Licensed Product, or any Improvement to the Licensed Product in a jurisdiction.

     1.43 "Regulatory Authority" shall mean the applicable government or regulatory authorities in each jurisdiction involved in granting the Regulatory Approvals for the Licensed Compound, the Licensed Product or any Improvement to the Licensed Product.

     1.44 "Regulatory Documentation" shall mean all agreements, regulatory filings and supporting documents and clinical studies and tests, relating to the Licensed Compound, the Licensed Product and any Improvements thereto, or the Manufacturing Processes, and all data contained therein, including, without limitation, all INDs, NDAs, drug master files, correspondence with Regulatory Authorities, registrations and licenses, regulatory drug lists, advertising, and promotion documents, adverse event files, complaint files, and Manufacturing records.

     1.45 "Second Milestone Event" shall have the meaning set forth in Section
4.2 hereof.

     1.46 "Sublicensee" shall mean a Person to whom Myriad has granted the right under the Licensor Patents and Licensor Know How to develop, Manufacture, have manufactured, use, market and/or sell the Licensed Product.

     1.47 "Sublicense Income" shall mean [




                                                                           ]

     1.48 "Third Milestone Event" shall have the meaning set forth in Section
4.2 hereof.

     1.49 "Third Party" shall mean any Person other than Myriad, Licensor, and Affiliates of either.

     1.50 "Trademark" shall include any word, name, symbol, color, designation or device or any combination thereof, including, without limitation, any trademark, trade dress, brand mark, trade name, brand name, logo, or business symbol.

     1.51 "Valid Claim" shall mean, with respect to a particular country, a claim of an issued and unexpired patent that (a) has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of such country from which no appeal can be taken or, after mutual consultation and agreement, an appeal is not taken within the time allowed for appeal, (b) has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country, and (c) provides exclusive rights to the sale of the Licensed Product in such country.

                                  ARTICLE II
                       Development and Commercialization

     2.1 Development and Commercialization Activities. Myriad shall have the sole and exclusive right, but, except as expressly set forth in Section 2.5, not the obligation, to develop and commercialize the Licensed Compound and the Licensed Product on a worldwide basis. Myriad shall be solely responsible for all costs and expenses in connection with such development and commercialization activities; provided, however, that Licensor shall bear, and shall not be
            --------  -------
entitled to reimbursement for, any development or commercialization costs or expenses incurred by Licensor prior to the Effective Date with respect to the Licensed Compound, the Licensed Product, or the Manufacturing Processes. Except as provided in Section 2.8 hereof and elsewhere in this Agreement, or as otherwise agreed to in advance and in writing by Myriad, Myriad shall not be required to reimburse Licensor for any costs incurred by Licensor on or after the Effective Date of this Agreement.

     2.2 Joint Steering Committees. The Parties shall form a joint steering committee (the "Joint Steering Committee") to review and comment on the pre-Regulatory Approval development efforts undertaken by Myriad with respect to the Licensed Compound and the Licensed Product. The Joint Steering Committee shall be comprised of two (2) representatives from Licensor and three (3) representatives of Myriad. The Joint Steering Committee shall meet on or about the end of each Fiscal Quarter, or more or less frequently as they shall determine. Meetings of the Joint Steering Committee shall be held alternatingly at Myriad's facility in Salt Lake City and at Licensor's facility in Ojai, California, or at such other location as the parties shall mutually choose. A representative of Myriad shall chair meetings of the Joint Steering Committee. The Chairperson or his or her designee shall keep minutes of the meetings. Recommendations or other actions of the Joint Steering Committee shall be determined by a majority of the members of the Joint Steering Committee. The parties may from time to time designate new representatives to replace their current representatives on the Joint Steering Committee. The initial members of the Joint Steering Committee are as follows:

          Myriad:     [              ], Chairperson
          Myriad:     to be determined
          Myriad:     to be determined
          Licensor:   [              ]
          Licensor:   [              ]

The Joint Steering Committee shall disband once the Licensed Product has received Regulatory Approval in any Major Pharmaceutical Market. The Parties' shall bear their own costs and expenses arising from their participation in the Joint Steering Committee.

     2.3 Regulatory Approvals. All INDs, NDAs and other filings pursuant to or in connection with the Regulatory Approvals shall be made in the name of Myriad or its designee. Myriad shall be solely responsible for all communications with Regulatory Authorities with regard to the Licensed Compound and the Licensed Product.

     2.4 Development and Use of Trademarks. Myriad shall have the sole right to determine the Trademarks to be used with respect to the development and commercialization of the Licensed Compound and the Licensed Product on a worldwide basis. Nothing in this Agreement shall be construed as granting Myriad any rights in Trademarks owned or controlled by Licensor or LLUMC.

     2.5 Diligence Obligations. Myriad shall use commercially reasonable efforts to obtain Regulatory Approvals for, and to commercialize the Licensed Product in the Field. Myriad and its Sublicensees shall collectively make the following efforts to develop and commercialize the Licensed Compound and Licensed Products:

          (a)  The combined spending of Myriad and its Sublicensees shall not be
less than [       ] for the development and commercialization of a Licensed
Product during each Fiscal Year beginning with the Fiscal Year starting on July 1, 2001 and ending on the date of the First Commercial Sale of a Licensed Product;

          (b)  The combined spending of Myriad and its Sublicensees shall not be
less than an average of [       ] during any period of two (2) consecutive
Fiscal Years on the development and commercialization of a Licensed Product beginning with the Fiscal Year starting on July 1, 2001 and ending on the date of the First Commercial Sale of a Licensed Product; and

          (c) Myriad, or a Sublicensee, shall have a First Commercial Sale of a Licensed Product in a Major Pharmaceutical Market no later than the earlier of:
(a) December 31, 2006, or (b) one year after notification of approval from the FDA with respect to the first Licensed Product to be so approved; provided,
                                                                  --------
however, that Myriad may extend the deadline for such a sale for periods of
-------
twelve (12) months upon notice to Licensor and the payment to Licensor of
[       ] for each such period of twelve (12) months.

          (d) Myriad or a Sublicensee shall, on or before December 31, 2006, submit an IND with the Regulatory Authority in a Major Pharmaceutical Market for a different anticipated indication for use than the anticipated indication for use of the Licensed Product which is the subject of the development and commercialization efforts described in Section 2.5(a), (b) and (c), above; provided, however, that Myriad may extend the deadline for such a filing for
--------  -------
periods of twelve (12) months upon notice to Licensor and the payment to
Licensor of [       ] for each such period of twelve (12) months.

In determining how much money Myriad and its Sublicensees spent during a given period of time on the development and commercialization of a Licensed Product for the purposes of evaluating Myriad's compliance with Section 2.5(a) and
Section 2.5(b) above, all payments to Third Parties (including payments made to Licensor and Licensor's officers, directors and employees under the Services Agreement but excluding payments made hereunder and under the Stock Purchase Agreement) in connection with such development and commercialization plus internal costs of such development and commercialization efforts based on their actual, fully-burdened cost, made or incurred during such period of time, shall be included. Within ninety (90) days after the end of each Fiscal Year beginning with the Fiscal Year starting on July 1, 2001 and ending on the date of the First Commercial sale of a Licensed Product, Myriad shall provide a report to Licensor of amounts spent by Myriad and its Sublicensees on the development and commercialization of a Licensed Product. Such reports shall include such detail as is reasonably necessary to enable Licensor to evaluate the validity of the cost attributed to such efforts. Such reports need not include an accounting or description of all efforts made but merely so much as demonstrates Myriad's compliance with Section 2.5(a) and Section 2.5(b) hereof. Myriad shall provide written notice and competent evidence of the date of filing of an IND which satisfies Myriad's obligations under Section 2.5(d) hereof, on or before January 31, 2007.

     2.6 Breach of Diligence Obligations. In the event Myriad shall fail to meet its obligations under Section 2.5(a), (b), or (c) hereof, such failure shall constitute a material breach of this Agreement. In the event Myriad shall fail to meet its obligations under Section 2.5(d) hereof, Licensor shall be entitled, by notice to Myriad, to modify the license granted hereunder by redefining the Field to include only the use of the Licensed Product (as indicated in the label, the accompanying package insert and the instructions for use as approved by the relevant Regulatory Authority) to treat, prevent or diagnose all types and forms of cancer and other conditions characterized by aberrant cell proliferation, in humans. Myriad agrees, under such circumstances, to execute and deliver an amendment to this Agreement giving effect to such a redefinition of the Field in accordance herewith.

     2.7 Information and Reporting. Myriad shall prepare and maintain complete and accurate information regarding the worldwide development and commercialization of the Licensed Product in the Field and shall make such information available to Licensor in the form of summary reports provided to Licensor every three (3) months. The parties agree that minutes from the meetings of the Joint Steering Committee shall constitute adequate "summary reports" as referred to in the foregoing sentence and that such minutes, once marked "CONFIDENTIAL" and redacted to Myriad's satisfaction to eliminate all references to compounds, products or technologies other than the Licensed Compound or the Licensed Product, may be shared with LLUMC by Licensor.

     2.8 Cooperation of Licensor. Licensor shall cooperate with any and all reasonable requests for assistance from Myriad with respect to the development and commercialization of the Licensed Compound or the Licensed Product, including, without limitation, by making its employees, consultants and other scientific staff available upon reasonable notice during normal business hours at their respective places of employment to consult with Myriad on issues arising during such development and commercialization. Myriad shall provide reasonable reimbursement for any and all reasonable, verifiable expenses incurred by Licensor as a result of providing such cooperation. The parties agree that additional, more specific obligations relating to services to be provided by Licensor and certain of its employees shall be set forth in the Services Agreement.

     2.9 Information Disclosure. Promptly after the Effective Date, Licensor shall, and shall cause its Affiliates to, disclose and make available to Myriad, in whatever form Myriad shall reasonably request, all Regulatory Documentation, Licensor Know-How and any Information and Inventions covered or claimed by any Licensor Patents, including, without limitation, all chemical, preclinical, clinical, and other information. Throughout the term of this Agreement, Licensor shall, and shall cause its Affiliates to, disclose and make available to Myriad, in whatever form Myriad shall reasonably request, any and all Licensor Know-How, Joint Know-How and any Information and Inventions covered or claimed by the Licensor Patents or Joint Patents, including, without limitation, the development, making, conception, or reduction to practice of any such Know-How or Information and Inventions immediately upon such development, making, conception, or reduction to practice.

                                  ARTICLE III
                           Licenses and Assignments

     3.1 Rights Grant to Myriad. Subject to the other provisions of this Agreement, Licensor and its Affiliates hereby grant to Myriad and its
Affiliates:

          (a) a sole and exclusive (including with regard to Licensor and its Affiliates), perpetual, royalty-bearing, worldwide license, with the right to grant sublicenses, under Licensor's right, title, and interest in and to the Licensor Patents, the Licensor Know-How, the Joint Patents and the Joint Know-How to develop, modify, improve, make, have made, use, have used, import, export, offer for sale, sell, and have sold the Licensed Compound, the Licensed Product and any Improvements thereto within the Field; and

          (b) a sole and exclusive (including with regard to Licensor and its Affiliates), perpetual, royalty-bearing, worldwide license, with the right to grant sublicenses, under Licensor's right, title, and interest in and to the Licensor Patents, the Licensor Know-How, the Joint Patents and the Joint Know-How to use the Manufacturing Processes to Manufacture (A) the Licensed Compound and (B) the Licensed Product and any Improvements thereto.

Notwithstanding the foregoing, Licensor hereby retains for itself and for LLUMC a nontransferable, nonsublicensable right to make and use the Licensed Compound, and to practice under the Licensor Patents, all solely for non-commercial, research and educational purposes only. Myriad hereby agrees that prior to executing and delivering an agreement effectuating a sublicense of its rights hereunder, or any of them, it will provide a copy of such agreement to LLUMC and will provide LLUMC with a reasonable opportunity to review such agreement and to provide comments regarding such agreement to Myriad.

     3.2 Assignment of Regulatory Documentation. Licensor hereby assigns to Myriad all of its right, title, and interest in and to all Regulatory Documentation Controlled by Licensor. Licensor shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including, without limitation, the filing of such assignments, agreements, documents and instruments as Myriad may reasonably request to confirm Myriad's rights under this Section 3.2. In the event that Licensor does not have Control of Regulatory Documentation in which Myriad desires any right, title or interest, Licensor shall use its reasonable best efforts to acquire Control of such Regulatory Documentation and to assign all of its right, title, and interest therein and thereto to Myriad.

     3.4 Negative Covenant. Each party covenants to the other party that it shall not practice, exercise, or use any intellectual property rights licensed to it by the other party under this Agreement, except as expressly permitted by the terms hereof.

     3.5 Right of First Refusal. Licensor hereby grants to Myriad a right of first refusal in technology which could be used as, or to develop, a product for the treatment, prevention or diagnosis of cancer, conditions characterized by aberrant cell proliferation, Alzheimer's Disease, inflammation, pain and cystic fibrosis, in humans, and all intellectual property rights associated with such technology (such technology and associated intellectual property rights are hereinafter the "Technology"). In the event Licensor develops Technology, Licensor shall promptly provide notice of such development to Myriad, which notice shall set out a description of the Technology and the terms on which Licensor would be willing to grant to Myriad an exclusive, world-wide, royalty-bearing license to develop and commercialize the Technology. The parties shall enter into a period of exclusive negotiations towards such a license of the Technology beginning on the date of receipt of the notice by Myriad and continuing for a period of ninety (90) days; provided, however, that if prior to
                                             --------  -------
the expiration of such ninety (90) day period, Myriad determines that it is not interested in continuing such negotiations, then it shall notify Licensor of such determination as soon as reasonably possible. In the event the parties are unable to agree on the terms for such a license, Licensor shall be free for a
period of [        ] to offer the Technology to Third Parties; provided,
                                                               --------
however, that if Licensor does not enter into such an agreement with a Third
-------
Party within such [      ] period, then such Technology shall again become
subject to Myriad's right of first refusal as set forth in this Section 3.5; and, provided, further, that if the Technology is for the treatment of cancer or
     --------  -------
Alzheimer's Disease, and Myriad, or a Sublicensee, is at the time of such an offer by Licensor, developing, marketing or selling a Licensed Product for the treatment of the same disease (that is, for cancer or Alzheimer's Disease as applicable), then, in the event Licensor and a Third Party reach an agreement on the terms for such a license or other transfer of rights in such Technology, before Licensor may enter into such an agreement, Licensor shall offer a license or other transfer of rights in such Technology to Myriad on the same terms as were acceptable to such Third Party. Such offer shall be in writing and shall make specific reference to the parties' rights under this Section 3.5 and shall indicate that Myriad has a period of thirty
(30) days from the date of receipt of such notice to respond to such offer. Myriad must either reject or accept such offer within such thirty (30) day period. In the event Myriad shall reject such offer, Licensor shall be free to enter into a license or similar agreement with such Third Party on such terms. In the event that such offer is not accepted by such Third Party, such Technology shall again become subject to Myriad's right of first refusal as set forth in this Section 3.5.

                                  ARTICLE IV
                           Milestones and Royalties

     4.1 Equity Investment. As partial mutual consideration for entering into this Agreement, and subject to the terms and conditions set forth in this Agreement, the parties entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") (a copy of the Stock Purchase Agreement is attached hereto as Annex A and incorporated herein by reference) pursuant to which Myriad shall
make an initial [                             ] equity investment in Licensor.
Possible additional equity investments may be made in Licensor by Myriad as provided herein and in the Stock Purchase Agreement. The parties agree that
[                                                         ] shall be paid by
Myriad directly to LLUMC, and that for purposes of this Agreement, such payment to LLUMC shall be fully credited against Myriad's obligation to make and pay for such equity investment.

     4.2 Milestone Consideration. In partial consideration of the license and other rights granted herein and subject to the terms and conditions set forth in this Agreement, upon achievement after the Effective Date of any milestone event listed below (each a "Milestone Event"), Myriad shall pay a milestone consideration (each a "Milestone Consideration") to Licensor within thirty (30) days following achievement of such Milestone Event; provided, however, that the
                                                    --------  -------
Milestone Consideration payable in connection with the Fourth Milestone Event shall be payable within ninety (90) days following the achievement of the Fourth Milestone Event, all in accordance with the following:

     Milestone Event                              Milestone Consideration
     ---------------                              -----------------------

          [

                                                                      ]

For clarification, each Milestone Consideration shall be payable only for the first occurrence of each corresponding Milestone Event achieved in respect of the Licensed Product. At Myriad's sole discretion, up to One Hundred Percent (100%) of each Milestone Consideration payable to Licensor may be in the form of a cash investment by Myriad in shares of Series B Preferred Stock, $.001 par value per share, of the Licensor (the "Series B Preferred Stock"); provided,
                                                                   --------
however, that Myriad shall purchase not less than the minimum number of Series B
-------
Preferred Stock as is provided for in the Stock Purchase Agreement. The purchase price for each such investment shall be fully credited on a dollar-for-dollar basis against such Milestone Consideration. Any investments to be made by Myriad in Series B Preferred Stock of Licensor under this Section 4.2 shall be pursuant to the Stock Purchase Agreement. The First Milestone Event shall result in the Second Closing, as defined in the Stock Purchase Agreement. The Second Milestone Event shall result in the Third Closing, as defined in the Stock Purchase Agreement. The Third Milestone Event shall result in the Fourth Closing, as defined in the Stock Purchase Agreement. The Fourth Milestone Event shall result in the Fifth Closing, as defined in the Stock Purchase Agreement. Fifty percent (50%) of each such Milestone Consideration shall, at the sole discretion of Licensor, be payable in the form of cash, or any combination of cash and Myriad common stock. The value of any such Myriad common stock used to pay any Milestone Consideration shall be equal to the Fair Market Value of such common stock.

     4.3 Royalty Payments to Licensor. In partial consideration of the license and other rights granted herein and subject to the terms and conditions set forth in this Agreement, Myriad shall pay Licensor the following royalties:

          (a) A royalty based on the aggregate Net Sales of all Licensed Products (such aggregate to be comprised solely of Net Sales in countries where the sale of the Licensed Product is covered by at least one Valid Claim of a Licensor Patent, determined on a Licensed Product-by-Licensed Product and country-by-country basis), during each Fiscal Year:

[





                                                                        ]

Commencing on the Commercialization Date, Myriad shall pay to Licensor a minimum annual royalty ("Minimum Annual Royalty") as follows:

        [

                                                                           ]

For avoidance of doubt, the maximum Minimum Annual Royalty payable in respect of any year identified above shall be the amount indicated opposite such year, regardless of whether more than one (1) Licensed Product is approved for sale, or whether a Licensed Product is approved for sale in more than one (1) country. The Minimum Annual Royalty payments shall be fully creditable against the other royalties payable to Licensor under this Section 4.3. Myriad may pay the Minimum Annual Royalty payments out of reserves from sales of Licensed Products or another service.

          (b)  An annual royalty equal to [                   ] of Sublicense
Income received by Myriad and its Affiliates during each Fiscal Year.

          (c) The parties agree that [                 ] of each of the royalty
payments owing under this Section 4.3 shall be paid by Myriad directly to LLUMC, and that for purposes of this Agreement, such payment to LLUMC shall be fully credited against Myriad's obligation to make such royalty payments to Licensor under this Section 4.3.

     4.4 Royalty Term. The royalty obligations under Section 4.3 shall terminate on a country-by-country and Licensed Product-by-Licensed Product basis, upon the expiration date in such country of the last to expire of any issued Licensor Patents that includes at least one Valid Claim covering the sale of the Licensed Product in such country. Upon termination of such royalty obligations pursuant to this Section 4.4, the licenses granted to Myriad under
Section 3.1 shall automatically become irrevocable, fully-paid-up licenses on a country-by-country and Licensed Product-by-Licensed Product basis.

     4.5 Royalty Payments. Running royalties shall be payable on a quarterly basis, within sixty (60) days after the end of each Fiscal Quarter, based upon the Net Sales during such Fiscal Quarter, commencing with the Fiscal Quarter in which the First Commercial Sale of the Licensed Product is made or a further sublicense agreement is executed. Royalties shall be calculated in accordance with U.S. generally accepted accounting principles consistently applied and consistent with the terms of this Article IV.

     4.6 Royalty Statements. Each royalty payment hereunder shall be accompanied by a statement showing Invoiced Sales, Net Sales, and Sublicense Income and the amount of royalties due on such Net Sales and Sublicense Income. The statement shall also state the name and address of each Sublicensee and Affiliate who had Net Sales or who paid Sublicense Income during such period. The statement shall be signed by an officer of Myriad or his or her designee. A copy of each such Royalty Statement shall be delivered to LLUMC at the same time it is delivered to Licensor hereunder.

     4.7 Effect of Competition. If there is Competition in any country, which is based on sales by a Third Party of a Competing Product, then the royalty rates which would otherwise be applicable to sales of the Licensed Product in
such country shall be reduced by [           ]. If there is Competition in any
country, which is based on sales by more than one (1) Third Party of a Competing Product, or which is based on the sale by a Third Party of more than one (1) Competing Product, then the royalty rates which would otherwise be applicable to
sales of the Licensed Product in such country shall be reduced by [           ].

     4.8 Records Retention. For three (3) years after the period of each statement required by this Article, Myriad shall keep (and shall ensure that its Affiliates and Sublicensees shall keep) true and accurate records in sufficient detail to confirm the accuracy of the royalty calculations hereunder.

     4.9  Audit of Royalty Payments.

          (a) Upon the written request of Licensor and not more than once in each Fiscal Year, Myriad shall permit an independent certified public accounting firm of nationally recognized standing selected by Licensor, and reasonably acceptable to Myriad, to have access during normal business hours, and upon fifteen (15) business days prior written notice, to such of the records of Myriad as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Fiscal Year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Licensor only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Licensor.

          (b) If such accounting firm correctly concludes that additional royalties were owed during such period, Myriad shall pay the additional royalties, with interest from the date originally due at the prime rate, as published in The Wall Street Journal, Eastern U.S. Edition, on the last business day preceding such date, within sixty (60) days after the date on which such accounting firm's written report is delivered to Myriad. Myriad acknowledges that this Section shall not constitute Licensor's agreement to accept such payments after they are due and that such late payment constitutes a breach of this Agreement. The payment of such interest shall not constitute a waiver of Licensor's right to exercise any other remedies it is entitled to hereunder or otherwise. If, and only if, the amount of the underpayment is greater than five percent (5%) of the total amount owed, then Myriad shall reimburse Licensor for all costs related to such audit. If such accounting firm correctly concludes that excess royalties were paid during such period, such overpayment shall be fully credited against future royalties due hereunder.

          (c)  Licensor shall treat all information subject to review under this
Section 4.9 in accordance with the confidentiality provisions of Article VI of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Myriad obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

     4.10 Mode of Payment. All payments hereunder shall be made by deposit of United States Dollars in the requisite amount to such bank account as Licensor may from time to time designate by notice to Myriad. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on the receiving party), fees or charges, to the extent applicable. With respect to sales outside the United States, payments shall be calculated based on currency exchange rates for the last Fiscal Quarter for which remittance is made for royalties. For each month and each currency, such exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during the Fiscal Quarter. Each daily exchange rate shall be obtained from the Reuters Daily Rate Report or The Wall Street Journal, Eastern U.S. Edition, or, if not so available, as otherwise agreed by the parties.

                                   ARTICLE V
                         Intellectual Property Rights

     5.1  Intellectual Property Ownership.

          (a) Myriad shall own and retain all right, title, and interest in and to all Regulatory Documentation, the Myriad Patents, and the Myriad Know-How.

          (b) Subject to the exclusive license grants granted to Myriad hereunder, as between the parties, Licensor shall own and retain all right, title, and interest in and to all Licensor Patents and Licensor Know-How.

          (c) Subject to the license grants granted to Myriad hereunder, the parties shall jointly own and retain all right, title, and interest in and to all Joint Patents and Joint Know-How.

     5.2  Patent Prosecution.

          (a)  Licensor Patents. Subject to Section 5.2(c), Licensor shall be
               ----------------
responsible, at its sole cost and expense, for obtaining, prosecuting, and/or maintaining throughout the world the Licensor Patents. In this regard, Licensor shall file, prosecute, and/or maintain patent applications in the United States to secure Patents Rights for the Licensed Compound, the Licensed Product, the Manufacturing Processes (to the extent invented or developed by Licensor), and other Information and Inventions claimed in or covered by the Licensor Patents. Within one (1) year of filing any such United States patent application, Licensor shall file a counterpart international application under the PCT designating all member countries and any additional counterpart national patent applications in non-PCT member countries as the parties shall mutually agree upon.

          (b)  Myriad Patents and Trademarks. Myriad shall be responsible, at
               -----------------------------
its sole cost and expense, for obtaining, prosecuting, and/or maintaining the Myriad Patents throughout the world. Myriad shall be responsible for obtaining, maintaining, registering and/or extending trademark protection for all Trademarks related to the Licensed Compound and the Licensed Product, throughout the world.

          (c)  Joint Patents. Myriad shall be responsible for obtaining,
               -------------
prosecuting, and/or maintaining the Joint Patents throughout the world. Myriad shall also be responsible for the cost and expense for filing, prosecuting, and/or maintaining the Joint Patents. Notwithstanding the above, either party may decline to pay its share of costs for filing, prosecuting, and/or maintaining any Joint Patent(s) in a particular country or particular countries, in which case the declining party shall assign to the other party all of its right, title, and interest in and to any such Joint Patent(s) in the relevant country and upon such assignment such Joint Patent(s) shall become a Myriad Patent(s) or a Licensor Patents(s), as the case may be.

          (d)  Cooperation. Each party shall regularly provide the other party
               -----------
with copies of all patent applications filed hereunder and other material submissions and correspondence with any patent authorities, as applicable, in sufficient time to allow for review and comment. In addition, each party shall provide the other and its counsel with an opportunity to consult and comment on the filing and contents of any application, amendment, registration, submission, response or correspondence with any patent authorities. Each party shall, at the other's reasonable request, assist and cooperate in the filing and prosecution of any application, amendment, registration, submission, response or correspondence with respect to any Myriad Patents, Joint Patents, or Trademarks related to the Licensed Compound and the Licensed Product.

          (e)  Election not to Prosecute. If Licensor elects not to pursue the
               -------------------------
initial filing of a Licensor Patent, the PCT international filing or the continued prosecution or maintenance of a Licensor Patent in a particular country, then Licensor shall so notify Myriad promptly in writing and in good time to enable Myriad to meet any deadlines by which an action must be taken to establish or preserve a right in such Licensor Patents in such country. With respect to Licensor Patents scheduled for international filing with respect to a country, Licensor shall notify Myriad in writing at least ninety (90) days before the date required for the filing of such Licensor Patents application or any other deadline by which an action must be taken to establish or preserve a Licensor Patents right in such country.

                    (i) Upon receipt of any such notice by Licensor, pertaining to a patent to which Licensor holds legal title, Myriad shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such Licensor Patents, at its expense in such country. If Myriad elects to pursue such filing or registration, as the case may be, or continue such support, then Myriad shall notify Licensor of such election and (i) no further royalties shall be payable on account of Net Sales generated in such country, and (ii) Licensor shall (A) reasonably cooperate with Myriad in making such filings or registrations, or in continuing such support, and (B) promptly release or assign to Myriad, without consideration, all right, title, and interest in and to such Licensor Patents in such country.

                    (ii) Upon receipt of such notice by Licensor, pertaining to a patent to which LLUMC or another Third Party holds legal title, Myriad shall have the right, but not the obligation, to support the continued prosecution or maintenance, of such Licensor Patents, at its expense in such country. If Myriad elects to continue such support, then Myriad shall notify Licensor of such election and the cost of such support shall be creditable against further royalties on account of Net Sales generated in such country, and Licensor shall reasonably cooperate with

Myriad in continuing such support. If Myriad elects not to continue such support then Myriad shall have no further rights or obligations under this Agreement with respect to such Licensor Patents in such country and this license shall terminate with respect to such Licensor Patents in such country.

     5.3  Enforcement of Patents and Trademarks.

          (a) If either party considers that any Licensor Patents, Myriad Patent, or Joint Patent is being infringed by a Third Party's activities, it shall notify the other party and provide it with any evidence of such infringement that is reasonably available. Upon written notice to Licensor, Myriad shall have the first right, but not the obligation, at its own expense to attempt to remove such infringement by commercially appropriate steps, including filing an infringement suit or taking other similar action. If required by law in order for Myriad to prosecute such suit, Licensor shall join such suit as a party, at Myriad's expense. Licensor agrees to use reasonable efforts to obtain any consents required by Third Parties owning Licensor Patents licensed to Licensor in order for Myriad to conduct suits thereunder. In the event Myriad fails to take commercially appropriate steps with respect to an infringement that is likely to have a material adverse effect on the sale of the Licensed Product within three (3) months following notice of such infringement, Licensor shall have the right to do so at Licensor's expense; provided, however, that if
                                                     --------  -------
Myriad has commenced negotiations with an alleged infringer for discontinuance of such infringement within such three-month period, Myriad shall have an additional six (6) months to conclude its negotiations before Licensor may bring suit for such infringement and provided further that Myriad shall not be
                               -------- -------
required to enforce any infringed Licensor Patents or Joint Patent against more than one entity or in more than one country at any one time. The party not enforcing the applicable Licensor Patents or Joint Patent shall provide reasonable assistance to the other party, including providing access to relevant documents and other evidence and making its employees available at reasonable business hours, subject to the enforcing party's reimbursement of any reasonable out-of-pocket expenses incurred by the non-enforcing party. To ensure that no rights of Licensor are compromised in any such action, Myriad shall not settle any such claim, or enter into any settlement agreement that admits that any Third Party product does not infringe the Licensed Patents or that any Licensed Patent is invalid or unenforceable without Licensor's consent, which consent shall not be unreasonably withheld.

          (b) Any amounts recovered by either party pursuant to Section 5.3(a), whether by settlement or judgment, shall be used to reimburse the parties for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), with any remainder being retained by or paid to Myriad; provided,
                                                                   --------
however, that Myriad shall pay to Licensor an amount of monies or cash
-------
equivalents received from any alleged infringer equivalent to royalties which Licensor would have received if such alleged infringer had been a Sublicensee.

          (c) Except as otherwise provided by the provisions of Section 5.3(a), each party shall retain the sole and exclusive right to enforce its rights under any Patents and its rights to any Trademarks against all infringers at its sole cost and expense.

     5.4  Infringement of Third Party Rights.

          (a) If (i) in the opinion of counsel reasonably acceptable to both Licensor and Myriad, one or more Patents covering the research, development, Manufacture, use, or sale of the Licensed Compound or the Licensed Product has issued to a Third Party in any country such that Myriad cannot sell the Licensed Product in such country without infringing such Patent or (ii) as a result of any claim made against Myriad or any of its Affiliates or Sublicensees during the term of this Agreement alleging that the research, development, Manufacture, use, or sale of the Licensed Compound or Licensed Product by such entity infringes or misappropriates any Patent or any other intellectual property right of a Third Party in any country, a judgment is entered by a court of competent jurisdiction from which no appeal is taken within the time permitted for appeal, such that Myriad cannot sell the Licensed Product in such country without infringing the Patent or other proprietary rights of such Third Party, Myriad shall use its reasonable, good faith efforts to negotiate and obtain a license from such Third Party that would permit Myriad to research, develop, Manufacture, use or sell the Licensed Compound or the Licensed Product, as the case may be, in such country; provided, however, that Myriad shall not be
                              --------  -------
obligated to attempt to negotiate a license if Myriad in good faith believes that such negotiation is likely to be futile. If Myriad obtains such a license in such country, any royalties paid by Myriad, its Affiliates, or Sublicensees under such license with respect to the sale of the Licensed Product in such country shall be totaled at the end of each Fiscal Quarter and shall be creditable against future royalties paid to Licensor hereunder up to an amount
equal to [        ] of the royalties paid to Licensor hereunder in respect of sales made in such country during such Fiscal Quarter. If Myriad is unable to obtain a license or if Myriad in good faith believes that such negotiation is likely to be futile, Myriad shall have the right to terminate this Agreement with respect to such country by written notice to Licensor. Nothing contained in this Section shall be construed to limit Myriad's right to terminate this Agreement pursuant to Section 7.3. If Myriad is unable to obtain such a license, or such consideration to be paid to a Third Party for such license would make the Licensed Product commercially impracticable with respect to such country, then Myriad shall have the right to terminate this Agreement with respect to such country by written notice to Licensor.

          (b) In the event that a Third Party institutes a patent, trade secret, or other infringement suit against Myriad or its Affiliates or Sublicensees during the term of this Agreement, alleging that the research, development, Manufacture, use, or sale of the Licensed Compound or the Licensed Product infringes one or more patent or other intellectual property rights held by such Third Party, then Myriad shall have the first right, but not the obligation, at its sole cost and expense, to assume direction and control of the defense of claims arising therefrom but shall not enter into a disposition with respect thereto, or enter into a settlement agreement with respect thereto, which, in either case, admits that any Licensed Product infringes any Third Party right, without Licensor's prior written consent, which consent shall not be unreasonably withheld. If Myriad determines not to assume such direction and control, Licensor shall have the right, at its sole cost and expense, to defend, settle or otherwise dispose of such claims on such terms as Licensor, in its sole discretion, shall deem appropriate; provided, however, that Licensor shall
                                         --------  -------
obtain the written consent of Myriad prior to ceasing to defend, settling, or otherwise disposing of such claims. In the event Myriad controls such defense, all of the reasonable costs and expenses, including, without limitation, damage awards, incurred by

Myriad in connection therewith that are not offset by proceeds therefrom shall be fully creditable against the royalties due under Section 4.3; provided,
                                                                 --------
however, that Myriad may apply such credit in any given Fiscal Quarter against a
-------
maximum of [          ] of the total royalties payable to Licensor during such
Fiscal Quarter. Credits not exhausted in any Fiscal Quarter may be carried into future Fiscal Quarters.

          (c) Except as provided in Section 5.4(b), in the event that a Third Party institutes a Patent, trade secret, or other infringement suit against Myriad, Licensor, or their respective Affiliates or Sublicensees during the term of this Agreement, each party shall, at its own cost and expense, use all reasonable efforts to assist and cooperate with the other party in connection with the defense of such suit.

          (d) Nothing in this Section 5.4 shall prevent either party, at its own expense, from obtaining any license or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement.

          (e) The provisions of this Section 5.4 set forth the parties' exclusive and sole remedies against each other in respect of the subject matter hereof.

                                  ARTICLE VI
                       Confidentiality and Nondisclosure

     6.1  Confidentiality Obligations.

          (a) Each party shall, at all times during the term of this Agreement and for a ten (10) year period following termination or expiration hereof, keep, and shall ensure that its officers, directors, employees, and agents keep, completely confidential and shall not publish or otherwise disclose and shall not use, directly or indirectly, for any purpose, any Confidential Information furnished to it by the other party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement.

          (b) Licensor recognizes that by reason of Myriad's status as an exclusive licensee pursuant to the grant under Section 3.1, Myriad has an interest in Licensor's retention in confidence of certain information of Licensor. Accordingly, Licensor shall keep completely confidential, and shall not publish or otherwise disclose, and shall not use directly or indirectly for any purpose, any information of Licensor relating to the terms of this Agreement, the Licensed Product and any Improvements thereto, the Licensed Compound, the Manufacturing Processes or the Regulatory Documentation (the "Licensor Confidential Information"), except to the extent (i) such information is in the public domain through no fault of Licensor, (ii) or such disclosure or use would be permitted under Section 6.2, substituting "Confidential Information" with "Licensor Confidential Information, "receiving party" with "Licensor and "disclosing party" with "Myriad", or (iii) such disclosure or use is otherwise expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement, such as for obtaining patent protection in accordance with Section 5.2. For clarification, the disclosure to Myriad by Licensor of Licensor Confidential Information shall not cause such Information to cease to be Licensor Confidential Information for purposes of this paragraph.

     6.2 Permitted Disclosures. Each party may disclose Confidential Information to the extent that such disclosure is:

          (a) Made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the
                                               --------  -------
receiving party shall first have given notice to the disclosing party and given the disclosing party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and/or documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective
    --------  -------
order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in such response to such court or governmental order;

          (b) Otherwise required by law, in the opinion of legal counsel to the receiving party as expressed in an opinion letter in form and substance reasonably satisfactory to the disclosing party, which shall be provided to the disclosing party at least two (2) business days prior to the receiving party's disclosure of the Confidential Information pursuant to this Section 6.2(b);

          (c) Made by the receiving party to the Regulatory Authorities as required in connection with applications for Regulatory Approvals for the Licensed Compound or the Licensed Product or any Improvements thereof; provided,
                                                                       --------
however, that reasonable measures shall be taken to assure confidential
-------
treatment of such information; or

          (d) Made by the receiving party to Third Parties as may be necessary in connection with the development and commercialization of the Licensed Compound or the Licensed Product as contemplated by this Agreement, including, without limitation, subcontracting and sublicensing transactions in connection therewith; provided, however, that the receiving party in question shall in each
           --------  -------
case obtain from the proposed Third Party recipient a written confidentiality undertaking containing confidentiality obligations no less onerous than those set forth in this Article VI; provided further that, notwithstanding anything to
                              -------- -------
the contrary in this Article VI, Myriad shall have the right to disclose any Regulatory Documentation relating to the Licensed Compound or the Licensed Product to qualified medical professionals for the purpose of advertising and promotion and conducting medical education initiatives reasonably designed to increase Net Sales of the Licensed Product and; provided further that Licensor
                                                -------- -------
shall have the right to disclose Confidential Information which relates directly to the Licensed Products, Licensed Compound, Licensor Patents, or payments owing hereunder to LLUMC to the extent LLUMC would be obligated to hold such Confidential Information in confidence under the LLUMC License Agreement.

     6.3  Confidential Information.

          (a) "Confidential Information" means (i) where Licensor is the receiving party, any information relating to the terms of this Agreement, the Licensed Product and any Improvements thereto, the Licensed Compound, the Manufacturing Processes, the Regulatory Documentation, and all development, sales and marketing plans for the Licensed Compound or the Licensed Product and any Improvements thereto, and the business affairs and other activities of Myriad, and (ii) where Myriad is the receiving party, any information relating to the terms of this Agreement, the Licensed Product, the Licensed Compound and the Manufacturing Processes, but not including the development, sales and marketing plans for the Licensed Compound or the Licensed Product or the Regulatory Documentation.

          (b) Notwithstanding the foregoing, Confidential Information shall not include any information that:

                  (i) at the time of disclosure is or later comes into public domain through no fault of receiving party;

                  (ii) can be demonstrated by documentation or other competent proof to have been in the receiving party's possession prior to disclosure by the disclosing party;

                  (iii) is subsequently received by the receiving party from a Third Party who is not bound by any obligation of confidentiality with respect to said information; or

                  (iv) that is independently developed by or for the receiving party without reference to the disclosing party's Confidential Information.

          (c) Upon termination of this Agreement, the parties, their Affiliates and Sublicensees shall return all Confidential Information transferred under this Agreement; provided, however, that each party shall be permitted to retain
                --------  -------
one complete set of the Confidential Information for archival purposes to monitor compliance with this Section. The parties shall maintain the confidentiality of, and not make any use of, such Confidentiality Information for a period of ten (10) years after the termination of this Agreement.

     6.4 Press Releases. Press releases or other public communication by either party relating to this Agreement shall be approved in advance by the other party, which approval shall not be unreasonably withheld, except for those communications required by law, disclosures of information for which consent has previously been obtained or information that has been previously disclosed, or as otherwise set forth in this Agreement.

                                  ARTICLE VII
                             Term and Termination

     7.1 Term. This Agreement shall commence upon the Effective Date and shall continue until it is terminated or expires in accordance with this Article VII. Unless earlier terminated in accordance with this Article VII, this Agreement shall expire upon the termination or expiration of the last Valid Claim under the Licensor Patents.

     7.2 Termination of the Agreement for Material Breach. Failure by a party to comply with any of its material obligations contained herein shall entitle the party not in default to give to the party in default notice specifying the nature of the default, requiring it to make good or otherwise cure such default, and stating its intention to terminate if such default is not cured. If such default is not cured within ninety (90) days after the receipt of such notice or, if such default cannot be cured within such 90-day period, if the party in default does not commence and diligently continue actions to cure such default, the party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement in its entirety; provided, however, that any right to terminate under this Section 7.2
          --------  -------
shall be stayed in the event that, during such 90-day period, the party alleged to have been in default shall have initiated dispute resolution in accordance with Section 10.6 with respect to the alleged default, which stay shall last so long as the initiating party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

     7.3 Termination by Myriad. Myriad may terminate this Agreement in its entirety and in its sole discretion upon three (3) months prior written notice.

     7.4  Consequences of Termination or Expiration.

          (a)  Upon a termination by Myriad:

                  (i) due to a breach by Licensor, all of Licensor's right, title and interest in and to the Licensor Patents shall immediately revert to LLUMC and this Agreement shall remain in full force and effect. In addition, in the event of such a termination, Myriad agrees to be bound to LLUMC as licensor under the terms and conditions of this Agreement; provided, however, that Myriad
                                                  --------  -------
and LLUMC shall promptly negotiate and enter into a license agreement which will contain the same rights and obligations for Myriad, as "Myriad," and for LLUMC, as "Licensor," as are provided in Article III (except that Section 3.5 shall be deleted), Article IV and Article VII hereof, and which shall include such other changes to the remainder of this Agreement as are necessary to substitute LLUMC for Licensor hereunder. Myriad, Licensor and LLUMC agree to execute and deliver such documents as Myriad and LLUMC shall determine to be necessary or convenient to give effect to this Section; and

                  (ii) pursuant to Section 7.3, this Agreement and all rights and licenses granted hereunder shall terminate.

          (b) Upon a termination by Licensor due to a breach by Myriad, this Agreement and all rights and licenses granted hereunder shall terminate.

          (c) Upon a termination of this Agreement pursuant to Section 7.4(a)(ii) or Section 7.4(b), the parties shall enter into good faith negotiations towards the price at which Myriad will transfer all of its right, title and interest in and to all Regulatory Documentation to Licensor;

provided, however, that such price shall not exceed an amount equal to [       ]
--------  -------
of the internal and external cost and expense incurred by Myriad in developing such Regulatory Documentation. Such agreement shall contain commercially reasonable terms for the timing, method and form in which such Regulatory Documentation shall be provided to Licensor. Licensor shall be responsible for Myriad's reasonable costs and expenses incurred in making such transfer.

     7.5  Accrued Rights; Surviving Obligations.

          (a) Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a party prior to or on account of such termination, relinquishment, or expiration. All remedies provided hereunder or elsewhere are cumulative. Such termination, relinquishment, or expiration shall not relieve a party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

          (b) Without limiting the foregoing, Sections 4.9, 5.1, 7.5, and 10.4 and Articles 1, 6 and 8 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

     7.6 Termination Upon Insolvency. This Agreement may be terminated by either party upon notice to the other should the other party (a) consent to the appointment of a receiver or a general assignment for the benefit of creditors, or (b) file or consent to the filing of a petition under any bankruptcy or insolvency law or have any such petition filed against it which has not been stayed within sixty (60) days of such filing.

     7.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that Myriad, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor under the U.S. Bankruptcy Code, Myriad shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of Licensor upon written request therefor by Myriad.

     7.8  Jointly Owned Improvements and New Inventions

          (a) After termination of this Agreement, each party shall have a personal right to make, use, import, offer for sale, and sell all jointly owned Improvements, Patents, and Know-How, without the consent of and without accounting to the other party; provided, however, that any net income from sublicensing shall be treated as follows: (i) net income from sublicensing by Licensor shall be paid to Myriad until Myriad has been fully reimbursed for the amounts it spent under Section 5.2(c) to obtain, prosecute and or maintain the Joint Patents, (ii) net income from sublicensing by Myriad shall be retained by Myriad until Myriad has been fully reimbursed for the amounts it spent under
Section 5.2(c) to obtain, prosecute and or maintain the Joint Patents, and (iii) thereafter, all net income from sublicensing by either party shall be divided equally be the parties. For the purposes of this Section 7.8(a), the term "net income" shall mean the gross amount received by either Licensor or Myriad or either of their Affiliates, directly or indirectly, from Third Parties, for or on account of the grant of sublicenses of jointly owned Improvements, Patents, or Know-How, including, without limitation, royalties, license fees, milestone payments and option fees; provided, however, that payments which would otherwise
                          --------  -------
be within this definition shall be excluded to the extent they are: (a) debt financing; (b) reimbursement of patent or other expenses; (c) bona fide research and development payments not in excess of the fully-burdened cost for undertaking such research and development; and (d) equity investments to the extent made at fair market value.

          (b) If after termination of this Agreement, either party desires to apply for a patent on any jointly owned Improvement or new invention, such party shall advise the other party in writing of its intent, and the other party shall notify the first party in writing within twenty (20) days of such notice whether it elects to not join in seeking patent protection, it shall promptly assign to the first party its entire right, title and interest in and to the jointly owned Improvement or new invention. If the other party elects to join in seeking patent protection, the parties shall jointly select patent counsel to prepare and prosecute the patent application, and all expenses incurred in connection with such filing and prosecution shall be shared equally by Myriad and Licensor, provided, the party providing the original notice of intent to file the application shall have the primary responsibility for directing the patent prosecution. The parties shall fully cooperate with one another and keep each other fully informed as to the preparation, filing and prosecution of all such patent applications. If at any time after the parties, have jointly filed such a patent application, either party decides that it has no further interest in the application or any patent granted thereon, it may assign to the other party its entire right, title and interest in and to the Improvement or new invention that is the subject thereof, the application and any patent granted thereon, and shall thereupon be relieved of any liability for any of the above-mentioned expenses arising subsequent to its assignment.

          (c) In the event that after termination of this Agreement, either party desires to bring any legal action against any Third Party for infringement of any jointly owned patent, the other party agrees to cooperate as reasonably necessary in such action, including executing any papers necessary for pursuit of such legal action and jointly as a party to a lawsuit if necessary. Any recovery obtained for the patent infringement shall be retained by the party initiating such action after pro rata reimbursement of each party's reasonable expenses incurred in bringing, participating in or cooperating in such action. If the other party desires to participate in bringing any such action for infringement, the parties shall agree in advance upon a reasonable allocation of fees, costs and recoveries.

          (d) In the event that after termination of this Agreement, the validity of any jointly owned patent is challenged in any forum or proceeding, each party shall have the option of defending such challenge. If both parties elect to defend, they shall share equally in the legal fees, costs, and liabilities incurred in such defense. If either party elects to not defend such patent, or decides at any time during the defense that it has no further interest in the patent, and shall thereupon be relieved of any liability for any legal fees and costs incurred subsequent to its assignment.

                                 ARTICLE VIII
                                   Indemnity

     8.1 Indemnification of Myriad. Licensor shall indemnify Myriad and its directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all suits, investigations, claims, damages, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Losses") arising from or occurring as a result of (a) a breach by Licensor of this Agreement or (b) any negligent act or omission or the willful misconduct of Licensor.

     8.2 Indemnification of Licensor. Myriad shall indemnify Licensor and its directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses arising from or occurring as a result of (a) the breach by Myriad of this Agreement or (b) the Manufacture, marketing, distribution, or sale of the Licensed Product by Myriad, except for those Losses for which Licensor has an obligation to indemnify Myriad pursuant to Section 8.1.

     8.3  Indemnification Procedure.

          (a) Each indemnified party agrees to give the indemnifying party prompt written notice of any Losses or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section
8.1 or Section 8.2.

          (b) Each party shall furnish promptly to the other party copies of all papers and official documents received in respect of any Losses. The indemnified party shall cooperate with the indemnifying party in providing witnesses and records necessary in the defense against any Losses.

          (c) With respect to any Losses relating solely to the payment of money damages and that will not result in the indemnified party's becoming subject to injunctive or other relief or otherwise adversely affecting the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle, or otherwise dispose of such claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate.

          (d) The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling, or otherwise disposing of any Losses if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or any remedy other than the payment of money by the indemnifying party.

          (e) The indemnifying party shall not be liable for any settlement or other disposition of a Loss by the indemnified party that is reached without the written consent of the indemnifying party.

          (f) Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by any indemnified party in connection with any claim shall be reimbursed on a Fiscal Quarter basis by the indemnifying party, without prejudice to the indemnifying party's right to contest the indemnified party's right to indemnification and subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the indemnified party.

     8.4 Limitation on Damages. IN NO EVENT SHALL EITHER PARTY OR ANY OF THEIR AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (a) THE MANUFACTURE, USE OR SALE OF ANY PRODUCT DEVELOPED OR MARKETED HEREUNDER OR (b) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

     8.5 Insurance. Each party shall have and maintain such type and amounts of liability insurance covering the Manufacture, supply, use, and sale of the Licensed Compound and the Licensed Product as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and will upon request provide the other party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

                                  ARTICLE IX
                   Representations, Warranties and Covenants

     9.1 Representations, Warranties and Covenants. Each party hereby represents, warrants, and covenants to the other party as of the Effective Date as follows:

          (a) such party (i) has the power and authority and the legal right to enter into the Agreement and perform its obligations hereunder, and (ii) has taken all necessary action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; provided however, that this Agreement shall not be valid and binding unless and
-------- -------
until executed and acknowledged by a duly authorized representative of LLUMC. The Agreement has been duly executed and delivered on behalf of such party and constitutes a legal, valid, binding obligation of such party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

          (b) such party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such party's activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such party would violate, any of the intellectual property rights of any other person.

          (c) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with the Agreement have been obtained.

          (d) the execution and delivery of the Agreement and the performance of such party's obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation, bylaws or limited partnership agreement of such party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such party is bound.

          (e) such party will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and will upon request certify in writing to the other that none of it, its employees, or any person providing services to such party in connection with the collaboration contemplated by this Agreement have been debarred under the provisions of such Act.

          (f) true and correct copies of all filings, correspondence and minutes of meetings with the FDA have been provided to Myriad.

          (g) true and correct copies of all preclinical and clinical trial studies, data and results have been provided to Myriad.

          (h) to the best of Licensor's knowledge, the Licensor Patents and Licensor Know-How do not infringe and will not infringe any Third Party patent rights.

     9.2 Additional Representations, Warranties and Covenants of Myriad. Myriad represents, warrants and covenants to Licensor that Myriad (a) is a corporation duly organized and in good standing under the laws of the State of Delaware, and
(b) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement. Myriad further represents that all Licensed Products sold by it, its Affiliates and Sublicensees shall bear patent markings appropriate to the jurisdiction in which such sale occurs.

     9.3 Additional Representations, Warranties and Covenants of Licensor. Licensor represents, warrants and covenants to Myriad that:

          (a) Licensor is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and it has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this Agreement.

               (b) Licensor has successfully conducted and completed the clinical portion (but not all related documentation) of four (4) clinical trials with respect to the Licensed Product.

Licensor has conducted, or has caused its contractors or consultants to conduct, any and all preclinical and clinical studies related to the Licensed Compound and the Licensed Product in accordance with applicable known or published standards of the FDA. Licensor has employed individuals of appropriate education, knowledge, and experience to conduct or to oversee the conduct of the preclinical and clinical studies with respect to the Licensed Product performed as of the Effective Date.

          (c) Licensor has not been debarred and is not subject to debarment and Licensor has not used in any capacity, in connection with the development of the Licensed Compound, any person who has been debarred pursuant to Section 306 of the Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.

          (d)  Licensor is the exclusive licensee of the Patent Rights listed on
Exhibit 1 attached hereto. True and correct copies of all license agreements between Licensor and any Third Party regarding the Patents Rights listed on
Exhibit 1, as amended to the date hereof, have been provided to Myriad. The Patent Rights listed on Exhibit 1 constitute all of the Patent Rights that Licensor and its Affiliates own, have under license or have a right to acquire (by option or otherwise) that are necessary or useful for, or otherwise related to, the research, development, modification, improvement, Manufacture, use, import, or sale of the Licensed Compound or the Licensed Product or the use of the Manufacturing Processes. During the term of this Agreement, Licensor shall use its best efforts not to encumber or diminish the rights granted to Myriad hereunder, including, without limitation, by not committing any acts or permitting the occurrence of any omissions that would cause the breach or termination of any In-License Agreement. Licensor shall promptly provide Myriad with notice of any alleged breach of any In-License Agreement. As of the date hereof, Licensor is not in breach of the LLUMC License Agreement.

          (e) There are no claims, judgments, or settlements relating to the Licensor Patents or the Licensor Know-How to be paid by Licensor, and no claim has been brought by any person or entity alleging that the Licensor Patents, the Licensor Know-How, or the disclosing, copying, making, licensing, or selling of the Licensor Patents or Licensor Know-How, or products and services embodying the Licensor Patents, or Licensor Know-How, including, without limitation, the Licensed Compound, the Licensed Product, and the Manufacturing Processes, violates, infringes, or otherwise conflicts or interferes with any intellectual property or proprietary right of any Third Party.

          (f) Licensor has not previously assigned, transferred, conveyed or otherwise encumbered any right, title or interest in or to the Licensor Patents or the Licensor Know-How and has not granted to any Third Party any license to use the Licensor Patents or the Licensor Know-How in any manner, or any covenant not to sue for any such use of the Licensor Patents or the Licensor Know-How.

          (g) Licensor does not know of any infringement by a Third Party of the Licensor Patents or the Licensor Know-How.

          (h) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR DISCLAIMS ALL WARRANTIES WHATSOEVER, WITH RESPECT TO THE

LICENSED TECHNOLOGY, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT CLAIMS, ISSUED OR PENDING, OR THAT THE MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS. MYRIAD TAKES THE LICENSED COMPOUND "AS-IS" "WITH ALL FAULTS," AND "WITH ALL DEFECTS" AND EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST LICENSOR FOR ALL WARRANTY OF ANY KIND RELATING TO THE LICENSED COMPOUND, SUBJECT TO THE REPRESENTATIONS MADE IN SECTIONS 9.1 AND 9.3(a)-(g).

                                   ARTICLE X
                                 Miscellaneous

     10.1 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing party including, but not limited to, fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing party shall notify the other party of such force majeure within ten (10) days after such occurrence by giving notice to the other party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing party shall use its best efforts to remedy its inability to perform; provided, however, that in the event
                                            --------  -------
the suspension of performance continues for ninety (90) days after the date of the occurrence, the non-performing party may terminate this Agreement by written notice to the other party.

     10.2 Assignment. Without the prior written consent of the other party hereto, neither party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided,
                                                                    --------
however, that either party may, without such consent, assign this Agreement and
-------
its rights and obligations hereunder to an Affiliate, to the purchaser of all or substantially all of its assets related to the Licensed Compound, the Licensed Product or the business, or to its successor entity or acquirer in the event of a merger, consolidation or change in control of Licensor or Myriad, as the case may be; provided further, that Licensor may, without consent, assign this Agreement and its rights and obligations hereunder to LLUMC should the LLUMC License Agreement require Licensor to so assign. Any attempted assignment or delegation in violation hereof shall be void and of no effect. All validly assigned and delegated rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Myriad or Licensor, as the case may be. In the event either party seeks and obtains the other party's consent to assign or delegate its rights or obligations to another party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

     10.3 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by applicable law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the parties as nearly as may be possible, and (b) the parties agree to use their best efforts to negotiate a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the parties with respect thereto. To the fullest extent permitted by applicable law, each party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

     10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the rules of conflict of laws thereof.

     10.5 Notices. All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by telecopier (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          If to Licensor, to:

               Encore Pharmaceuticals, Inc.
               W.J. Wechter, Chairman
               2285 E. Ojai Avenue
               Ojai, CA 92023
               Telecopier: (805) 646-4998

               with a copy to:

               Knobbe, Martens, Olson & Bear
               620 Newport Center Drive
               Suite 1600
               Newport Beach, CA 92660
               Attention:  Daniel E. Altman, Esq.
               Telecopier: (949) 760-9502

          If to Myriad, to:

               Myriad Genetics, Inc.
               320 Wakara Way
               Salt Lake City, Utah 84108
               Attention:  General Counsel
               Telecopier: (801) 584-3640
               with a copy to:

               Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Place
               Boston, MA 02111
               Attention: Jonathan L. Kravetz, Esq.
               Telecopier (617) 542-2241

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered, if personally delivered or sent by telecopier on a business day, (ii) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third business day following the date of mailing, if sent by mail. It is understood and agreed that this Section 10.5 is not intended to govern the day-to-day business communications necessary between the parties in performing their duties, in due course, under the terms of this Agreement.

     10.6 Arbitration.

          (a) Any disputes arising under this Agreement shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The proceedings shall be held in the English language in Salt Lake City, Utah. The parties shall appoint an arbitrator by mutual agreement. If the parties cannot agree on the appointment of an arbitrator within thirty (30) days after receipt of a demand for arbitration, each party shall appoint a arbitrator and the two party-appointed arbitrators shall select a third arbitrator. If the party-appointed arbitrators cannot agree on the third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association. Any fees and expenses payable with respect to the arbitration shall be borne by the party losing the case.

          (b)  At the request of either party, the arbitrator(s) provided by
Section 10.6(a) shall enter a protective order in such form as the parties shall stipulate or as the arbitrators shall determine is suitable in order to protect Confidential Information and any other matter that either party would normally not reveal to Third Parties. Among other things, the protective order shall stipulate that the arbitrators themselves shall receive any information designated as "confidential" solely for purposes of assessing the facts and law in order to issue a ruling or an award and shall not otherwise use or disclose such matter. The protective order shall be entered as an award of the arbitrators.

          (c) All arbitral rulings and awards shall be final, binding and nonappealable by the parties.

     10.7 Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each party confirms that it is not relying on any representations or warranties of the other party except as specifically set forth herein. No amendment, modification, release or discharge hereof shall be binding upon the parties unless in writing and duly executed by authorized representatives of both parties. Notwithstanding the foregoing, the parties acknowledge the execution and delivery this day of the Related Agreements. The Related Agreements are not superceded by this Agreement.

     10.8 Headings. The headings used in this Agreement are intended for convenience only and shall not be considered part of the written understanding between the parties and shall not affect the construction of this Agreement.

     10.9 Relationship of the Parties. It is expressly agreed that Licensor, on the one hand, and Myriad, on the other hand, shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Licensor, on the one hand, nor Myriad, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so. All persons employed by a party shall be employees of such party and not of the other party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such party.

     10.10 Equitable Relief. Notwithstanding anything herein to the contrary, nothing in this Article X shall preclude either party from seeking interim or provisional relief, in the form of a temporary restraining order, preliminary injunction or other interim equitable relief concerning a dispute prior to or during an arbitration pursuant to Section 10.6 necessary to protect the interests of such party.

     10.11 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

     10.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.13 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

     10.14 Further Assurance. Each party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other party its rights and remedies under this Agreement.

     10.15 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word "or" is used in the inclusive sense. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Both parties have participated equally in the formation of this Agreement; the language of this Agreement shall not be presumptively construed against either party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

MYRIAD GENETICS, INC.                                       ENCORE PHARMACEUTICALS, INC.


By:  /s/ Adrian N. Hobden                                   By:   /s/ William J. Wechter
   -----------------------------------------------             ---------------------------------------------
Name:  Adrian N. Hobden                                     Name:  William J. Wechter
     ---------------------------------------------               -------------------------------------------
Title:  President, Myriad Pharmaceuticals, Inc.             Title:  Chairman & CSO, CEO
      --------------------------------------------                ------------------------------------------




ACKNOWLEDGED AND AGREED TO:

Loma Linda University Medical Center agrees and acknowledges: (i) to accept the terms of Section 7.4(a)(i) hereof as binding upon Loma Linda University Medical Center; (ii) that it consents to the execution and delivery of this Agreement by Encore Pharmaceuticals, Inc. and that it hereby waives any right to claim a breach of the LLUMC License Agreement based solely on the execution and delivery of this Agreement by Licensor; and (iii) that Myriad Pharmaceuticals, Inc. is an intended third party beneficiary under Section 11.4(f) of the LLUMC License Agreement.


LOMA LINDA UNIVERSITY MEDICAL CENTER,
a California nonprofit religious corporation


Name:  /s/ Donald Pursley
     -----------------------
Title:     SR, VP, CFO
      ----------------------


Name:_______________________
Title:______________________

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